Exhibit 10.1

Execution Version

New Mountain Finance Advisers BDC, L.L.C.

1633 Broadway, 48th Floor

New York, NY 10019

December 18, 2023

New Mountain Guardian IV Income Fund, L.L.C.

1633 Broadway, 48th Floor

New York, NY 10019

Re: Fee Waiver

Ladies and Gentlemen:

New Mountain Finance Advisers BDC, L.L.C. (the “Adviser”) and New Mountain Guardian IV Income Fund, L.L.C. (the “Company”) are parties to that certain Investment Management Agreement, dated as of December 14, 2022 (as may be amended from time to time, the “Investment Management Agreement”), pursuant to which, the Company is obligated to pay to the Adviser, among other things, an income based incentive fee (the “Income Incentive Fee”) and a capital gains based incentive fee (the “Capital Gains Incentive Fee” and together with the Income Incentive Fee, the “Incentive Fees”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Investment Management Agreement.

This letter agreement (this “Agreement”) confirms the voluntary temporary waiver by the Adviser of a portion of the Incentive Fees payable by the Company, effective on January 1, 2024, as follows:

1.	With respect to the Income Incentive Fee, the Adviser hereby agrees to increase the hurdle rate such that Section 3(c)(i) of the Investment Management Agreement shall be amended to read as follows:

“One part of the Incentive Fee (the “Income Incentive Fee”) will be calculated and payable quarterly in arrears based on the Fund’s Pre-Incentive Fee Net Investment Income for the immediately preceding calendar quarter. For this purpose, “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that the Fund receives from Portfolio Companies) accrued during the calendar quarter, minus the Fund’s operating expenses for the quarter (including the Base Management Fee, expenses payable under the Fund’s administration agreement, and any interest expense and distributions paid on any issued and outstanding preferred units, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with PIK interest and zero coupon securities), accrued income that the Fund has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the Fund’s net assets at the end of the immediately preceding calendar quarter, will be compared to a “hurdle rate” of (A) if an Incentive Fee Trigger Event (as defined below) is occurring on the last day of the applicable quarter, 1.25% per quarter (5.0% annualized) or (B) if an Incentive Fee Trigger Event is not occurring on the last day of the applicable quarter, 1.5% per quarter (6.0% annualized), subject to a “catch-up” provision measured as of the end of each calendar quarter. The Fund will pay the Adviser an Incentive Fee with respect to the Fund’s Pre-Incentive Fee Net Investment Income in each calendar quarter as follows: (1) no Incentive Fee in any calendar quarter in which the Fund’s Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate of (A) if an Incentive Fee Trigger Event is occurring on the last day of the applicable quarter, 1.25% or (B) if an Incentive Fee Trigger Event is not occurring on the last day of the applicable quarter, 1.5% (the “preferred return” or “hurdle”); (2) 100% of the Fund’s Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than or equal to (A) if an Incentive Fee Trigger Event is occurring on the last day of the applicable quarter, 1.389% in any calendar quarter (5.556% annualized) or (B) if an Incentive Fee Trigger Event is not occurring on the last day of the applicable quarter, 1.667% in any calendar quarter (6.667% annualized); this portion of the Pre-Incentive Fee Net Investment Income (which exceeds the hurdle rate but is less than or equal to 1.389% or 1.667% as, applicable) is referred to herein as the “catch-up.” The “catch-up” is meant to provide the Adviser with an incentive fee of 10% on all of the Fund’s Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply when the Company’s Pre-Incentive Fee Net Investment Income exceeds 1.389% or 1.667% as applicable in any calendar quarter; and (3) 10% of the amount of the Fund’s Pre-Incentive Fee Net Investment Income, if any, that exceeds (A) if an Incentive Fee Trigger Event is occurring on the last day of the applicable quarter, 1.389% in any calendar quarter (5.556% annualized) or (B) if an Incentive Fee Trigger Event is not occurring on the last day of the applicable quarter, 1.667% in any calendar quarter (6.667% annualized) payable to the Adviser once the hurdle is reached and the catch-up is achieved, (10% of all Pre-Incentive Fee Net Investment Income thereafter is allocated to the Adviser). These calculations will be appropriately prorated for any period of less than three months and adjusted for any equity capital raises or repurchases during the relevant calendar quarter.”

Execution Version

2.	With respect to the Capital Gains Incentive Fee, the Adviser hereby agrees to amend Section 3(c)(ii)(B) of the Investment Management Agreement to read as follows:

“Second, no Incentive Fee is payable to the Adviser on Cumulative Net Realized Gains until the Fund has paid cumulative distributions equal to an annualized, cumulative internal rate of return equal to the Weighted Average Hurdle Rate (as defined below) on the total contributed capital to the Fund calculated from the date that each such amount was due to be contributed to the Fund until the date each such distribution is paid;”

3.	With respect to the Capital Gains Incentive Fee, the Adviser hereby agrees to amend Section 3(d) of the Investment Management Agreement to read as follows:

“Upon termination of the Fund, the Adviser shall be required to return an amount of the Incentive Fee to the Fund (the “Clawback Amount”) to the extent that: (i) the Adviser has received a cumulative Incentive Fee in excess of 10% of the sum of (A) the Fund’s cumulative distributions other than return of capital contributions and (B) the cumulative Incentive Fee paid to the Adviser; or (ii) the Unitholders have not received a cumulative internal rate of return equal or greater than the Weighted Average Hurdle Rate, in both instances, determined on an aggregate basis covering all transactions of the Fund; provided that in no event shall the Clawback Amount be more than the Incentive Fee received by the Adviser less taxes paid or payable by the Adviser and its direct and indirect owners with respect to such Incentive Fee determined using the Assumed Tax Rate.”

Execution Version

4.	The Adviser hereby agrees to amend Section 3 of the Investment Management Agreement to include a new sub-section (f) to read as follows:

(f) For purposes of this Agreement, an “Incentive Fee Trigger Event” occurs if the average three-month SOFR over the trailing three-month period is below 3.0%. With respect to any day, “SOFR” refers to the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s (or applicable successor’s) website. The “Weighted Average Hurdle Rate” is the weighted average calculation in which all quarters when an Incentive Fee Trigger Event is not occurring on the last day of the applicable quarter are valued at 6.0% and all quarters when an Incentive Fee Trigger Event is occurring on the last day of the applicable quarter are valued at 5.0% (e.g., 5.5% if, during a one-year period, an Incentive Fee Trigger Event has occurred on the last day of the applicable quarter for two quarters).

Amounts waived by the Adviser are not subject to recoupment by the Adviser.

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York which are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder.

The Adviser understands and intends that the Company will rely on this undertaking in preparing and filing a prospectus and other documents for the Company with the Securities and Exchange Commission, in accruing the Company’s expenses for purposes of calculating its net asset value per share, and for other purposes as expressly permitted by the Adviser.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

New Mountain Finance Advisers BDC, L.L.C.

By:	/s/ Adam Weinstein
Name: Adam Weinstein
Title: Authorized Person

Agreed and Accepted:

New Mountain Guardian IV Income Fund, L.L.C.

By:	/s/ Adam Weinstein
Name: Adam Weinstein
Title: Director and Executive Vice President

[New Mountain Guardian IV Income Fund – Fee Waiver Letter]